Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Helen A. Jahn
Corporate Relations Officer
717.339.5103

ACNB CORPORATION REPORTS

SECOND QUARTER EARNINGS

GETTYSBURG, PA, July 26—ACNB Corporation reported year-to-date net income of $4,364,000 for the six months ended June 30, 2012, compared to $4,566,000 for the same six-month period in 2011, a decrease of $202,000 or 4%.  Net income on a per share basis was $0.73 for the first half of 2012, down from $0.77 for the same period in 2011.

The Corporation reported net income of $2,128,000 for the three months ended June 30, 2012, compared to $2,106,000 for the same quarter in 2011, an increase of $22,000 or 1%.  Net income on a per share basis was $0.35 for the second quarter of 2012, compared to $0.36 for the same period in 2011.

Quarterly cash dividends paid to ACNB Corporation stockholders for the first half of 2012 totaled $2,260,000, or $0.38 per share.  This is the same per share amount that was paid in the first six months of 2011.

Total assets of ACNB Corporation at June 30, 2012, were $1.0 billion, an increase of 5% from June 30, 2011.  Total deposits increased by 6% over the previous year to $818 million.  Total loans rose by nearly 4% to $692 million, as compared to June 30, 2011.  A 3% increase in stockholders’ equity resulted in an aggregate of $99.9 million at June 30, 2012, compared to $97.3 million at June 30, 2011.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial

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statements when filed with the Securities and Exchange Commission.  Accordingly, the financial information in this announcement is subject to change.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 19 retail banking offices located throughout Adams County, PA, as well as in Dillsburg, Hanover and Spring Grove, York County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.

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In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffectiveness of the business strategy due to changes in current or future market conditions; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2012-11

July 26, 2012